SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934 (Amendment No. )
PAINE WEBBER GROUP INC.
(Name of Issuer)
common stock
(Title of Class of Securities)
695629105
(CUSIP Number)
Check the following box if a fee is being paid with this
statement.  X
(A fee is not required only if the filing person: (1) has a
previous
statement on file reporting beneficial ownership of more than five percent of
the class of securities described in Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial ownership of five percent or less of
such class). (See Rule 13d-7).
The remainder of this cover page shall be filled out for a
reporting person's
initial filing on this form with respect to the subject class of securities,
and for any subsequent amendment containing information which would alter the
disclosures provided in the prior coverage page.
The information required in the remainder of this cover page shall not be
deemed to be "filed" for the purpose of Section 18 of the
Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of
the Act but shall be subject to all other provisions of the Act
(however, see
the Notes).
(Continued on following pages(s))
CUSIP NO. 695629105  13G
1.  NAME OF REPORTING PERSON
NationsBank Corporation
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
56-0906609
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
4,012,996
6.  SHARED VOTING POWER
18,187
7.  SOLE DISPOSITIVE POWER
3,983,791
8.  SHARED DISPOSITIVE POWER
47,865
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,051,778
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.4
12.  TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 695629105 13G
1.  NAME OF REPORTING PERSON
Sovran Capital Management, Inc.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
Virginia Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
12,750
6.  SHARED VOTING POWER
0
7.  SOLE DISPOSITIVE POWER
12,750
8.  SHARED DISPOSITIVE POWER
0
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
12,750
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0
12.  TYPE OF REPORTING PERSON *
IA
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 695629105 13G
1.  NAME OF REPORTING PERSON
N.B. Holdings Corporation
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
4,012,996
6.  SHARED VOTING POWER
18,187
7.  SOLE DISPOSITIVE POWER
3,983,791
8.  SHARED DISPOSITIVE POWER
47,865
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,051,778
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.4
12.  TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 695629105 13G
1.  NAME OF REPORTING PERSON
NationsBank of Florida, N.A.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
107,277
6.  SHARED VOTING POWER
1,250
7.  SOLE DISPOSITIVE POWER
95,902
8.  SHARED DISPOSITIVE POWER
12,550
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
108,527
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.1
12.  TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 695629105 13G
1.  NAME OF REPORTING PERSON
NationsBank of Georgia, N.A.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
10,923
6.  SHARED VOTING POWER
0
7.  SOLE DISPOSITIVE POWER
9,650
8.  SHARED DISPOSITIVE POWER
1,273
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,923
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0
12.  TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 695629105 13G
1.  NAME OF REPORTING PERSON
NationsBank, N.A.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
63,020
6.  SHARED VOTING POWER
1,200
7.  SOLE DISPOSITIVE POWER
59,970
8.  SHARED DISPOSITIVE POWER
4,100
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
64,220
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.1
12.  TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 695629105 13G
1.  NAME OF REPORTING PERSON
NationsBank Trust Company, N.A.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
36,095
6.  SHARED VOTING POWER
1,200
7.  SOLE DISPOSITIVE POWER
33,195
8.  SHARED DISPOSITIVE POWER
4,100
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
37,295
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.1
12.  TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 695629105 13G
1.  NAME OF REPORTING PERSON
NationsBank of North Carolina, N.A.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH
REPORTING PERSON WITH
5.  SOLE VOTING POWER
330,296
 6.  SHARED VOTING POWER
5,737
7.  SOLE DISPOSITIVE POWER
324,889
8.  SHARED DISPOSITIVE POWER
7,492
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
336,483
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.5
12.  TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 695629105 13G
1.  NAME OF REPORTING PERSON
NationsBank of South Carolina, N.A.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
15,932
6.  SHARED VOTING POWER
0
7.  SOLE DISPOSITIVE POWER
15,482
8.  SHARED DISPOSITIVE POWER
450
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,932
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0
12.  TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 695629105 13G
1.  NAME OF REPORTING PERSON
NationsBank of Tennessee, N.A.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
9,200
6.  SHARED VOTING POWER
0
7.  SOLE DISPOSITIVE POWER
9,200
8.  SHARED DISPOSITIVE POWER
0
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,200
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0
12.  TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 695629105 13G
1.  NAME OF REPORTING PERSON
NationsBank of Virginia, N.A.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
232,255
6.  SHARED VOTING POWER
4,725
7.  SOLE DISPOSITIVE POWER
229,505
8.  SHARED DISPOSITIVE POWER
10,025
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
241,180
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.3
12.  TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 695629105 13G
1.  NAME OF REPORTING PERSON
NationsBank Texas Bancorporation, Inc.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
3,245,488
6.  SHARED VOTING POWER
5,275
7.  SOLE DISPOSITIVE POWER
3,240,588
8.  SHARED DISPOSITIVE POWER
11,975
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,252,563
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.3
12.  TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 695629105  13G
1.  NAME OF REPORTING PERSON
NationsBank of Texas, N.A.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) (b) X
3.  SEC USE ONLY
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.  SOLE VOTING POWER
3,245,488
6.  SHARED VOTING POWER
5,275
7.  SOLE DISPOSITIVE POWER
3,240,588
8.  SHARED DISPOSITIVE POWER
11,975
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,252,563
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
SHARES *
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.3
12.  TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
Item 1(a) Name of Issuer:
Paine Webber Group Inc.
Item 1(b) Address of Issuer's Principal Executive Offices:

1285 Ave. of the Americas
New York, N. Y. 10019
Item 2(a) Name of Person(s) Filing:
(a) NationsBank Corporation
(b) Sovran Capital Management, Inc.
(c) N.B. Holdings Corporation
(d) NationsBank of Florida, N.A.
(e) NationsBank of Georgia, N.A.
(f) NationsBank, N.A.
(g) NationsBank Trust Company, N.A.
(h) NationsBank of North Carolina, N.A.
(i) NationsBank of South Carolina, N.A.
(j) NationsBank of Tennessee, N.A.
(k) NationsBank of Virginia, N.A.
(l) NationsBank Texas Bancorporation, Inc.
(m) NationsBank of Texas, N.A.
Item 2(b) Address of Principal Business Office or, if none,
Residence:
(a) NationsBank Plaza, Charlotte, North Carolina 28255
(b) 111 East Main Street, Richmond, Virginia 23219
(c) NationsBank Plaza, Charlotte, North Carolina 28255
(d) 400 No. Ashley Drive, Tampa, FL 33601
(e) 600 Peachtree Street, NE, 55th Floor, Atlanta, GA 30308
(f) 6610 Rockledge Drive, Bethesda, Maryland 20817
(g) 1501 Pennsylvania Avenue, NW, Washington, DC 20013
(h) NationsBank Plaza, Charlotte, NC 28255
(i) 1301 Gervais Street, Columbia, SC 29201
(j) One NationsBank Plaza, Nashville, Tennessee 37219-1697
(k) 12th and Main Streets, Richmond, VA 23219
(l) NationsBank Plaza, Charlotte, NC 28255
(m) 901 Main Street, Dallas, TX 75202
Item 2(c) Citizenship:
(a) North Carolina Corporation
(b) Virginia Corporation
(c) North Carolina Corporation
(d) U.S. National Banking Association
(e) U.S. National Banking Association
(f) U.S. National Banking Association
(g) U.S. National Banking Association
(h) U.S. National Banking Association
(i) U.S. National Banking Association
(j) U.S. National Banking Association
(k) U.S. National Banking Association
(l) Delaware Corporation
(m) U.S. National Banking Association
Item 2(d) Title of Class of Securities:
Common stock
Item 2(e) CUSIP Number:
695629105
Item 3    If this statement is filed pursuant to Rules 13d-1(b),
or 13d-2(b),
check whether the person filing is a:
(a)  Broker or Dealer registered under Section 15
of the Act
(b) X Bank as defined in Section 3(a)(6) of the Act
(c)  Insurance Company as defined in Section
3(a)(19) of the Act
(d)  Investment Company registered under Section 8
of the Investment
Company Act
(e)  Investment Advisor registered under Section
203 of the
Investment Advisors Act of 1940
(f)  Employee Benefit Plan, Pension Fund which is
subject to the
provisions of the Employee Retirement Income Security Act of
1974 or Endowment Fund; see Sub-section 240.13d-1(b)(1)(ii)(F)
(g) X Parent Holding Company in accordance with Subsection 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h) X Group, in accordance with Sub-section 240.13d1(b)(1)(ii)(H) The following entities are holding companies:
NationsBank Corporation
N.B. Holdings Corporation
NationsBank, N.A.
NationsBank Texas Bancorporation, Inc.
The following entities are banks:
NationsBank of Florida, N.A.
NationsBank of Georgia, N.A.
NationsBank, N.A.
NationsBank Trust Company, N.A.
NationsBank of North Carolina, N.A.
NationsBank of South Carolina, N.A.
NationsBank of Tennessee, N.A.
NationsBank of Texas, N.A.
NationsBank of Virginia, N.A.
The following entities are registered investment advisors:
Sovran Capital Management, Inc.
Item 4    Ownership:
With respect to the beneficial ownership of the reporting
entity as of
12/31/94, see Items 5 through 11, inclusive, of the respective cover
pages of this Schedule 13G applicable to such entity which
are incorporated
herein by reference.
Item 5    Ownership of Five Percent or Less of a Class:
Not Applicable
Item 6    Ownership of More Than Five Percent on Behalf of
Another
Person:
The reported shares are held in various fiduciary accounts,
and accordingly,
dividends and the proceeds of such shares are payable to
other persons,
including such accounts, the beneficiaries or settlors
thereof or a combination
of such persons. In certain instances, other persons
(including beneficiaries
and settlors) may be deemed to have the power to direct
receipt of dividends or
the proceeds of the sale of shares reported herein. To the
best of the
undersigned's knowledge and belief, no one other person has
such an
economic interest relating to more than 5% of the class of
reported shares.
Item 7    Identification and Classification of the Subsidiary
Which Acquired
the Security Being Reported on By the Parent Holding Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of the Securities
Exchange Act of 1934,
NationsBank Corporation is filing this Schedule 13G as a
parent holding
company of the following:
a.   N.B. Holdings Corporation, which is a holding company of
its subsidiaries,
NationsBank of Florida, N.A.
NationsBank of Georgia, N.A.
NationsBank, N.A.
NationsBank of North Carolina, N.A.
NationsBank of South Carolina, N.A.
NationsBank of Tennessee, N.A.
NationsBank of Virginia, N.A.
classifiable under Item 3(b) as Banks as defined in Section
3(a)(6) of the
Securities Exchange Act of 1934.
b.   N.B. Holdings Corporation, which is a holding company of
its subsidiary,
NationsBank Texas Bancorporation, Inc., which is a holding
company
of its subsidiary, NationsBank of Texas, N.A.,
classifiable under Item 3(b) as
a Bank as defined in Section 3(a)(6) of the Securities Exchange
Act of 1934.
c.   N.B. Holdings Corporation, which is a holding company of
its subsidiary,
NationsBank, N.A., which is a holding company of its subsidiary,
NationsBank
Trust Company, N.A., classifiable under Item 3(b) as a Bank as defined in
Section 3(a)(6) of the Securities Exchange Act of 1934. d.
Sovran Capital
Management, Inc., a registered investment
advisor under the
Investment Advisors Act of 1940.
Item 8    Identification and Classification of Members of the
Group:
Except for the relationships referred to in Item 7 hereof,
the reporting
entities do not affirm the existence of a group. This Form
is filed on behalf
of each of the entities listed in Item 2(a) hereof.
Item 9 Notice of Dissolution of Group:
Not Applicable
Item 10 Certification:
By signing below, I certify that, to the best of my knowledge and belief, the
securities referenced to above were acquired in the ordinary course of
business and were not acquired for the purpose of and do not have the effect
of changing or influencing the control of the issuer of such securities and
were not acquired in connection with or as a participant in
any transaction
having such purpose or effect.
Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify
that the information set forth in this statement is true,
complete and correct.
NATIONSBANK CORPORATION
SOVRAN CAPITAL MANAGEMENT, INC. N.B. HOLDINGS CORPORATION NATIONSBANK OF FLORIDA, N.A.
NATIONSBANK OF GEORGIA, N.A.
NATIONSBANK, N.A.
NATIONSBANK TRUST COMPANY, N.A.
NATIONSBANK OF NORTH CAROLINA, N.A.
NATIONSBANK OF SOUTH CAROLINA, N.A.
NATIONSBANK OF TENNESSEE, N.A.
NATIONSBANK OF VIRGINIA, N.A.
NATIONSBANK TEXAS BANCORPORATION, INC.
NATIONSBANK OF TEXAS, N.A.
Date: February 10, By:
1995
Signature
Mary Jo Inglett/Compliance Officer
Name/Title
mji